EXHIBIT 10.1
Master Services Agreement

THIS AGREEMENT (“Agreement”) is made on October 14, 2013 (the “Effective Date”).

BETWEEN

(1)      Buffalo BioLabs, LLC, a New York limited liability company with an address at 73 High Street, Buffalo, NY 14203 (“BBL”), and

(2)      Cleveland BioLabs, Inc., a Delaware corporation with an address at 73 High Street Buffalo, NY 14203 (“Sponsor”).

WHEREAS, CBLI and its subsidiaries has proprietary technology related to regulating cell death and involving:  (i) selective sensitization of cancer cells to treatment or modulation of FACT, MYC, MRP 1, and androgen receptor expression; or (ii) using activators of Toll-like receptors (TLRs) including parasite-related agents, antibodies, peptides, viruses and small molecules to treat cancer, modulate hematopoietic stem cells or to treat effects associated with total body and local radiation exposure, cancer treatment side effects, infection, inflammation, ligation-reperfusion injuries, and wound healing; or (iii) modulation of FACT to treat microbial and fungal infections (the “CBLI Technology”).

WHEREAS, BBL is engaging in laboratory operations in order to provide testing services for pharmaceutical pre-clinical research;

WHEREAS, Sponsor wishes to hire BBL to conduct research and consulting services (the “Services”) as more fully described in (a) the research plans (each, a “Research Plan”), (b) the statement(s) of work to each Research Plan (each, a “Research SOW”), and (c) other such statements of work for research and consulting services, which are not directly related to an appended Research Plan (each, an “Independent SOW”). Each Research Plan, Research SOW and Independent SOW shall be in the form substantially similar to that attached as Schedule 1 (Research Plan Form) or Schedule 2 (Statement of Work Form), respectfully, and shall be subject to the terms and conditions of this Agreement.

1. DEFINITIONS

Whenever used in this Agreement, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliates” of a party means companies, which directly or indirectly control, are controlled by or are under common control with such party.  For the purposes of this definition “control” (including “controlled by” and “under common control with”) as used with respect to any corporation or company, shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, whether through majority board membership, the ownership of voting securities by contract or otherwise, or (b) through the ownership of more than 50% of the voting shares or other ownership interest of a company.

1.2 “Confidential Information” means all information, materials, methods, procedures, techniques, strategies, policies, cell lines, molecules, compositions of matter, data activities and/or documents of a party and any other confidential information about or belonging to disclosing party’s business, products, services, strategies, suppliers, licensors, licensees, agents, affiliates, customers, potential customers or others. Without limiting the foregoing, Sponsor Confidential Information shall also include applicable Sponsor Intellectual Property. All information regarding Sponsor or its subsidiaries known by or in the possession of or received by BBL, its employees, consultants or agents on, prior to, or following the Effective Date, shall be treated as Confidential Information unless it is explicitly marked as “Non-Confidential” or falls within an exception set forth in Section 12.5.

1.3  “Deliverables” means the results of the Research or Services, as applicable, that are to be delivered by BBL to Sponsor pursuant to a Research Plan, Research SOW or Independent SOW, as applicable.

1.4 “Intellectual Property” means ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.5 “Key Person” means a person listed on Schedule 4, otherwise identified as a Key Person in a Research Plan or Statement of Work, or who is otherwise deemed to be essential to provision of the Services hereunder.

1.6 “Research” means the research, investigation, study and/or examinations performed as part of the Services set forth in a Statement of Work, as applicable.

1.7 “Results” means any research and development information, inventions and/or discoveries, whether patentable or not, know-how, protocols, procedures, composition of matter, raw and analyzed data, methods, technical data and information generated or developed in the course of the Research or in the course of BBL providing Services, as applicable, by or on behalf of the parties.

1.8 “Statements of Work” means Research SOWs and Independent SOWs.

2. TERM

This Agreement shall commence on the Effective Date and shall continue thereafter until completion or termination of the last Statement of Work under this Agreement, or termination of this Agreement in accordance with Article 13, whichever occurs first.  The term of each Statement of Work shall be as specified therein.

3. RESEARCH AND CONSULTING SERVICES

3.1 Statements of Work.  Sponsor retains BBL to consult in the execution, design, data analysis and reporting, management and development of the research and development program for the CBLI Technology.  Applied research, project management, product development and administrative services related thereto will be carried out as set forth in the attached Statements of Work, with such timetables, budgets and performance criteria as the parties agree in writing.

3.2 Change Orders.  Any changes to a Statement of Work or the scope or nature of Services to be rendered thereunder shall require a written change order, in a form substantially similar to that attached as Schedule 3 (“Change Order”), signed by an authorized representative of each party.  Such changes may result in adjustments to the applicable fees and/or delivery schedule as reasonably agreed upon by the parties unless otherwise expressly provided for hereunder. BBL shall not be obligated to work on any change until the parties have agreed in writing on the impact of such change on the fees and/or delivery schedule.

3.3 Manner of Rendering Services; Location.  BBL shall retain sole discretion as to the method and means of performing the Services, including but not limited to the designation of personnel to perform the Services. BBL shall perform the Services in accordance with the terms of this Agreement, the applicable Research SOW or Independent SOW, and all applicable federal, state and local laws, rules regulations and guidances.

3.4 Acceptance.  Except as otherwise expressly provided in the applicable Statement of Work, the specific deliverables identified in the Statement of Work shall be deemed accepted by Sponsor within the date twenty (20) business days from the date of delivery by BBL (“Review Period”) unless, prior to the expiration of the Review Period, Sponsor provides BBL with written notice of any material non-compliance of the specific deliverable with the requirements and agreements set forth in the Statement of Work (“Defects”) and such notice contains detailed explanation of such Defects.  BBL shall correct such Defects, at no additional cost to Sponsor, and return the applicable deliverable to Sponsor as soon as is commercially practicable and in no event more than fourteen (14) days following notice of defect unless otherwise agreed in writing by the Parties (“Revised Work”).  Sponsor shall have ten (10) business days commencing from the date it receives the Revised Work to review the deliverable and verify that BBL corrected the Defect.

3.5 Joint Steering Committee.  The parties shall form a joint steering committee (the “Steering Committee”), which shall initially consist of two persons appointed by the Board of Directors of Sponsor and a senior scientific manager designated by BBL and who shall meet to review (a) Project IP (defined below) and (b) the plan of, status of and results of the Research no less frequently than quarterly. Such meetings shall be made on at least five (5) days’ prior notice and may be called by any member of the Steering Committee or a member of executive management of Sponsor. Within one week following such meetings, the Steering Committee shall provide a written report in form and substance reasonably acceptable to Sponsor. Based on such report of the Steering Committee, Sponsor may revise the Research Plan(s) and Sponsor and BBL shall use commercially reasonable efforts to revise any Statement(s) of Work affected by the recommendations of the Steering Committee within fifteen (15) calendar days following the meeting of the Steering Committee in accordance with this Section 3.5.  In the event Sponsor and BBL cannot reach agreement on revisions to the Statement(s) of Work, Sponsor may, in its sole discretion, immediately terminate any such Statement of Work.

3.6 Services Provided Under United States Government (“USG”) Contracts.  BBL acknowledges that some or all of the Services provided hereunder may be Services billable by Sponsor under its current or future contracts with the United States Government. When requested, BBL will provide the Sponsor with subcontract cost proposals to support Sponsor cost proposals to the USG. Therefore, BBL agrees to comply with Federal Acquisition Regulations (“FARs”) as may be listed Statements of Work directly relating to Services to be provided under a USG contract.

4. PERFORMANCE OBLIGATIONS OF THE PARTIES

4.1 Cooperation.  Sponsor shall be responsible for performing its obligations, if any, as set forth in the applicable Statement of Work.  Each party shall be entitled to rely on all decisions and approvals of the other party in connection with the Services.  In addition, Sponsor and BBL shall cooperate fully with each other and their agents and provide reasonable assistance for BBL to perform the Services, including but not limited to providing prompt access to each other’s personnel, materials, software, systems, documentation and other information and resources reasonably required complete the Services.

4.2 Consent.  Each party shall obtain all consents necessary from third parties required for performance under this Agreement and any applicable Statement of Work.

5. FEES AND PAYMENT

5.1 Fees.  Sponsor shall pay to BBL the charges set forth in the applicable Statement of Work.  Except as otherwise set forth in the applicable Statement of Work, Sponsor shall pay all undisputed amounts due to BBL within thirty (30) days of the date of the applicable invoice (“Due Date”).  Sponsor will provide prompt notice of and basis for any disputed amounts. The parties shall cooperate in good faith to promptly resolve any invoicing disputes.  Undisputed amounts due may not be withheld or offset by Sponsor except as set forth herein.  All payments shall be made in U.S. dollars.  Without limiting any other rights or remedies available to BBL, if Sponsor fails to pay any undisputed amounts by the applicable due date, BBL shall have the right to suspend performance of the Research and Services and withhold delivery of any Deliverables until such time as full payment is received by BBL.  Sponsor shall pay all collection costs, including but not limited to legal costs, attorneys’ fees, court costs and collection agency fees on undisputed amounts not paid on the due date. Any undisputed portion of an invoice remaining unpaid for more than thirty (30) days past the Due Date shall accrue interest at a rate of the lesser of one (1%) percent per month or the highest rate allowed by law.

5.2 Taxes.  Sponsor shall be responsible for all applicable federal, state and local sales, use, excise, value-added and other taxes, tariffs and the like based upon or arising in connection with this Agreement, except for any taxes based on BBL's gross or net income.

5.3 Out of Pocket Expenses.  All reasonable out-of-pocket expenses incurred by BBL at Sponsor’s request including expenses for meals, lodging and travel arising from the performance of Services shall be paid by Sponsor payable as set forth in Section 5.1. BBL shall not incur any out-of-pocket expense in excess of $500.00 without prior written approval of Sponsor. If BBL has been notified that Sponsor intends to bill its Services under a USG contract held by the Sponsor, BBL agrees that Sponsor shall not be liable for payments of reimbursable expenses in excess of the per diem rates set forth by the USG unless Sponsor has provided prior written consent of the costs to be incurred in excess of the USG per diem rates.

5.4 Invoicing.  All invoices submitted by BBL shall include specific line-item details supporting the total amount of the invoice. For cost-type SOWs, BBL will provide a cost-type invoice showing all direct costs, indirect costs and fees billable under the SOW. Upon Sponsor’s request, BBL shall provide full back-up documents justifying all charges listed on any invoice submitted under this Agreement.

6. AUDITS

6.1 For Cause Audits.  If Sponsor reasonably believes that the Research or Services are not being performed, or were not performed, in compliance with the terms of this Agreement, Sponsor may schedule audits upon reasonable advance notice of not less than two (2) business days and during BBL’s regular business hours.  Sponsor or its agents may inspect BBL facilities and may audit records, including accounting records, relating to the Research or Services, subject to all confidentiality obligations and other restrictions herein or otherwise reasonably required by BBL prior to such inspection.  BBL will make available all such records and will provide reasonable assistance in the inspection or audit. Sponsor’s right to audit will continue for the term of the Agreement.  Audits in accordance with the terms and conditions of this Section 6.1 may occur more frequently than one (1) time per calendar year, but in no case more than four (4) times per calendar year.

6.2 Financial Audits.  At Sponsor’s request and expense, BBL shall permit the Sponsor, or an independent accounting firm selected by Sponsor, and reasonably acceptable to BBL to have access to financial information relating to BBL’s business operations to: (1) allow an assessment of BBL’s financial viability (“Financial Audit”), (2) comply with any pass-through contract and grant audit and financial compliance responsibilities, and (3) properly assemble and validate any and all financial information that might be required of Sponsor for external reporting purposes, e.g. in the event that Sponsor is required to consolidate BBL for external financial reporting purposes.  Sponsor would request such an audit only upon reasonable advance notice of not less than ten (10) business days and during BBL’s regular business hours and one (1) time per calendar year during the term of this Agreement.  BBL will not be asked to identify its non-Sponsor clients or disclose any confidential business information provided by those clients.  Sponsor shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 10 of this Agreement.

6.3 Quality Audits.  At Sponsor’s request, BBL shall permit Sponsor to perform one quality audit per year without cause, and additional visits if warranted. Sponsor is allowed to review and access: BBL Quality Systems, original study records and other primary documents, redacted government inspection reports such as FDA redacted 483s, areas of the BBL facility relevant to provision of Services to Sponsor, including laboratories and warehousing facilities (“Quality Audit”). Sponsor would request such an audit only upon reasonable advance notice of not less than ten (10) business days and during BBL’s regular business hours and one (1) time per calendar year during the term of this Agreement.  BBL will not be asked to identify its non-Sponsor clients or disclose any confidential business information provided by those clients.  Sponsor shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 10 of this Agreement.

6.4 Corrective Measures.  BBL agrees to institute reasonable corrective measures in BBL’s sole discretion to address deficiencies identified in a Sponsor audit.

6.5 Study Records.  BBL shall maintain books and records, including, but not limited to protocols, protocol amendments, lab notebooks and raw data, relating to the conduct of any study conducted as part of such Services (the “Study Data”) for the longer of fifteen (15) years or two (2) years following regulatory approval of the product that the Study Data relates to and shall provide Sponsor with access to or copies of such records, at Sponsor’s expense, upon five (5) business day notice by Sponsor.  In the event that BBL plans to dispose of such records following the conclusion of the time-frame stated above, BBL shall provide Sponsor with thirty (30) days prior notice and an option to transfer such records to Sponsor, at Sponsor’s expense.

7. WARRANTIES

7.1 Warranties. BBL represents and warrants to Sponsor that:

7.1.1 this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against BBL in accordance with its terms;

7.1.2 no authorization or approval from any third party is required in connection with BBL’s execution, delivery or performance of this Agreement;

7.1.3 the execution, delivery and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which BBL is a party or by which BBL is otherwise bound;

7.1.4 BBL will provide the Services and conduct the Research in a workmanlike and professional manner in accordance with the Statements of Work;

7.1.5 BBL will provide the Services and conduct the Research in accordance with all applicable federal, state and local laws, rules, regulations and guidances;

7.1.6 all work, or any part thereof, delivered to Sponsor under a Statement of Work, does not, and will not, upon delivery to Sponsor, to the best of BBL’s knowledge, infringe any patent right, copyright, trade secret right or other intellectual property right of a third party;

7.1.7 BBL shall use commercially reasonable efforts to ensure that the maintenance and calibration of all equipment used to provide Services hereunder is maintained;

7.1.8 BBL will comply with all appropriate animal welfare rules, as specified by law, Sponsor or the IACUC that governs animal studies conducted by BBL;

7.1.9 BBL shall provide thirty (30) day prior written notice prior to the involuntary termination of a Key Person, and immediate written notice upon the voluntary resignation of a Key Person;

7.1.10 BBL further warrants and represents that no individual that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) will perform or render, any services or assistance to BBL;

7.1.11 BBL has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions involving Sponsor, make any payment or transfer anything of value, directly or indirectly, to any government official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office, or to any other person or entity for the purposes of obtaining or retaining business or an advantage in the conduct of business, or securing any improper advantage related to any business interest of Sponsor or other interest contemplated by this Agreement or that otherwise would violate, or cause a violation of the laws of the United State, including, without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”);

7.1.12 that it is familiar with the provisions of the FCPA, and agrees that:

(a)
except as disclosed to Sponsor, none of its employees, officers, directors, principals, agents, or owners is a foreign government official or affiliated with any foreign government official (including employees of a government corporation or public international organization) or to any political party or candidate for public office;

(b)	BBL shall disclose to Sponsor any future affiliation, direct or indirect (through another person or party), between the Consultant and a foreign government official;

(c)
BBL shall maintain adequate records showing both the purpose and receipt of payments or expenses in relation to this Agreement or furthering the business of Sponsor and shall allow Sponsor to inspect such records upon reasonable notice;

(d)	BBL shall provide certifications of compliance with these provisions as and when requested by Sponsor;

(e)
notwithstanding any other provisions to the contrary, Sponsor may withhold payments under this Agreement and/or suspend or terminate this Agreement forthwith upon learning information giving it a factual basis to conclude that BBL has violated, or caused Sponsor to violate the FCPA, in the sole discretion of Sponsor; and

(f)	the terms of this Agreement may be disclosed to the USG and/or applicable foreign government, and any other relevant government agencies, if deemed appropriate by Sponsor;

7.1.13 BBL has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA or other governmental investigations of, or debarment proceedings against, BBL or any person or entity performing services or rendering assistance relating to activities taken pursuant to this Agreement, and BBL will immediately notify the Sponsor if BBL becomes aware of any such circumstances during the term of this Agreement.

7.2 Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS STATED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER. BBL PROVIDES THE SERVICES AND DELIVERABLES ON AN “AS IS” BASIS. SPONSOR PROVIDES ANY MATERIALS UNDER THIS AGREEMENT ON AN “AS IS” BASIS. EACH PARTY, AND ITS RESPECTIVE AFFILIATES AND SUBCONTRACTORS HEREBY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INFORMATION CONTENT, INTERFERENCE WITH ENJOYMENT AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.  BBL DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OF THE SERVICES OR DELIVERABLES. SPONSOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT USE OF THE SERVICES AND DELIVERABLES OR THE OUTCOMES OBTAINED THEREFROM IS AT SPONSOR'S SOLE RISK.

8. REPRESENTATION ON SPONSOR PREFERRED CUSTOMER STATUS AND PRICING DISCOUNT.

If during the five (5) years after the Effective Date, BBL is offering pre-clinical research, clinical research and/or sample analysis services, Sponsor may avail itself of such services on a preferred customer basis as follows.  If Sponsor wishes BBL to provide such services, it will notify BBL and BBL will use reasonable commercial efforts to meet Sponsor’s reasonable requirements for such services on Sponsor’s timetable subject only to firm commitments made by BBL at the time it receives Sponsor’s notice.  Any such services would be provided at a discount of 10% to BBL’s then standard rates, and in addition to any volume discount that BBL would otherwise grant, and would be the subject of a separate agreement negotiated by the parties in good faith at the relevant time.  During the term and for such five (5) year period, representatives of the parties, upon such times and in such manner as mutually agreed upon by the parties, shall conduct quarterly meetings (which may be held telephonically) to discuss Sponsor requirements and BBL availability in accordance with this Article 8.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 Indemnification by BBL. BBL shall indemnify, defend and hold harmless Sponsor and its affiliates and their respective directors, officers, employees, and agents (the “Sponsor Indemnitees”) from and against any and all costs, expenses, liabilities, damages, losses and harm (including reasonable legal expenses and attorneys’ fees) arising out of or resulting from any third party suits, claims, actions, or demands (collectively, “Claims”) to the extent resulting from or caused by: (a) BBL’s performance of the Services; (b) the negligence, recklessness or willful misconduct of BBL or its officers, directors, employees, or agents; or (c) BBL’s breach of its obligations, warranties, or representations under this Agreement, except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any Sponsor Indemnitee or Sponsor’s breach of its obligations, warranties, or representations under this Agreement.

9.2 Indemnification by Sponsor. Sponsor shall indemnify, defend and hold harmless BBL and its directors, officers, employees, and agents (the “BBL Indemnitees”) from and against any and all Claims to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of any Sponsor Indemnitee; or (b) Sponsor’s breach of its obligations, warranties or representations under this Agreement, except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any BBL Indemnitee or BBL’s breach of its obligations, warranties, or representations under this Agreement.

9.3 Indemnification Conditions and Procedures.  Each party’s agreement to indemnify, defend and hold harmless the other party is conditioned on the indemnified party: (i) providing written notice to the indemnifying party of any claim or demand for which is it seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, except that the indemnified party may cooperate in the defense at its expense using its own counsel; (iii) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparing for and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying party’s written consent.

9.4 Limitation on Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12 AND THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER ARTICLE 9, (A) IN NO EVENT SHALL EITHER PARTY, NOR THEIR RESPECTIVE  AFFILIATES OR SUBCONTRACTORS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOSS OF PROFITS, BUSINESS OR SAVINGS, LOSS OF USE, BUSINESS INTERRUPTION OR THE LIKE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) IN NO EVENT SHALL BBL’S, ITS AFFILIATES’ AND/OR ANY OF ITS SUBCONTRACTORS’ AGGREGATE LIABILITY FOR ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED TWO TIMES (2X) THE FEES ACTUALLY PAID TO BBL IN CONNECTION WITH THE SERVICES UNDER WHICH SUCH ACTION AROSE DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH ACTION AROSE.  THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF THE CAUSE OR THE FORM OF ACTION (WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, WARRANTY OR OTHERWISE) AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10. PROPRIETARY RIGHTS

10.1 Sponsor Intellectual Property. Sponsor, or, as applicable, its third party licensors, shall retain all right, title and interest in and to all Intellectual Property owned or known by Sponsor prior to the Effective Date or made or acquired by Sponsor during the term of this Agreement (collectively, “Sponsor Intellectual Property”). BBL acknowledges that Sponsor Intellectual Property constitutes valuable assets of Sponsor and, as applicable, shall be treated as Confidential Information of Sponsor pursuant to Article 12.  At the request of Sponsor and at Sponsor’s expense, BBL shall execute any documents reasonably required to confirm ownership of such rights and to secure proper patent, copyright, trademark or other protection, as appropriate, related thereto.  For the avoidance of doubt, if Sponsor supplies any Sponsor Intellectual Property to enable the Services, including without limitation methods, protocols, product, samples and reagents, neither BBL nor any permitted subcontractor hereunder shall acquire any rights in such intellectual property or materials except to the extent expressly provided herein and as otherwise reasonably necessary to perform the Services in accordance with the terms and conditions of this Agreement.

10.2 BBL Intellectual Property. Subject to the license set forth in Section 10.4, BBL shall retain all right, title and interest in and to all Intellectual Property owned by BBL prior to the Effective Date or made by BBL during the term of this Agreement independently of this Agreement (collectively, the “BBL Intellectual Property”).

10.3 Project Intellectual Property.

10.3.1 Sponsor shall own all right, title and interest in and to the Results and Deliverables and all Intellectual Property rights and know-how therein, as well as all Intellectual Property rights or know-how made or developed solely or jointly by BBL relating to the Services in the course of performing the Services or otherwise under this Agreement (collectively, “Project IP”).

10.3.2 BBL shall notify Sponsor in writing of any and all Project IP promptly after its conception, development or reduction to practice. BBL hereby assigns and transfers to Sponsor all of its right, title and interest in and to all Project IP. At the request of Sponsor and at Sponsor’s expense, BBL shall (and shall cause its employees to) execute any documents reasonably required to confirm ownership of such rights and to secure proper patent, copyright, trademark or other protection, as appropriate, related thereto. Sponsor shall have the sole right and discretion, at its expense, to prepare, file, prosecute and maintain any patent applications and patents claiming the Project IP.

10.4 License Grant to Sponsor. BBL hereby grants Sponsor a nonexclusive, irrevocable, perpetual, worldwide, fully paid-up license under all BBL Intellectual Property pertaining to or embodied within the Deliverables (a) to fully exploit any product or service based on, embodying, incorporating, or derived from the Deliverables, and (b) to exercise any and all other present or future rights in the Deliverables for any and all purposes; provided however, all such BBL Intellectual Property shall, as applicable, be treated as Confidential Information of BBL.  At the request and cost of Sponsor, BBL shall execute any documents reasonably required to confirm such rights.

10.5 Discoveries.  For avoidance of all doubt, except as otherwise expressly provided herein, BBL shall not have the right to use, make, sell, import, export, create improvements, modify, enhance and/or create derivative works of materials provided by Sponsor, of the Sponsor Intellectual Property or of the Project IP (“Sponsor Intellectual Property Developments”), or have any or all of the foregoing done on its behalf.  Notwithstanding the foregoing, if BBL does, intentionally or unintentionally, take any of the foregoing actions in breach of this Agreement in addition to all rights and remedies available to Sponsor at law, in equity or otherwise provided herein, BBL: (a) shall promptly notify Sponsor in writing of the nature of the breach including, without limitation, a detailed description of the Sponsor Intellectual Property Developments; (b) shall cooperate with Sponsor, at BBL’s cost, to take such measures as Sponsor reasonably determines necessary and/or desirable to secure or maintain the applicable Sponsor Intellectual Property Developments; and (c) on behalf of itself as well as its respective Affiliates, employees, agents, and contractors, without any further compensation, (i) hereby assign, cede, grant, transfer and set over to Sponsor all worldwide right, title and interest, in, to and under all Sponsor Intellectual Property Developments created, discovered, known, learned or invented by BBL as of the date of such creation, invention, discovery, fixation in a tangible media or, as applicable, reduction to practice, and (ii) further covenants and agrees to perform, at any time upon Sponsor’s request, all acts deemed necessary or desirable by Sponsor to permit and assist Sponsor in registering, recording, obtaining, maintaining, defending, enforcing and/or assigning Sponsor’s rights, title and interest in, to or under the Sponsor Intellectual Property Developments in any and all countries.

10.6 BBL Residual Knowledge. To the extent any ideas, concepts, know-how, and techniques acquired or used in the course of providing the Services are retained in the unaided memory of any BBL personnel (collectively “Residual Knowledge”), such BBL personnel shall be free to use such Residual Knowledge.

11. PUBLICITY

Neither party shall disclose the terms of this Agreement or any Statement of Work without the prior written consent of the other party, except that each party may: (a) make such disclosures as are necessary to comply with applicable laws, rules and regulations or as necessary to enforce this Agreement; (b) disclose the terms of this Agreement to such party's auditors, attorneys, bankers or investment bankers as necessary for their rendition of services to such party; and (c) disclose the terms of this Agreement to bona fide prospective investors, merger partners, strategic partners, or acquirors and their respective professional advisors, in connection with the negotiation, entry into and/or performance of a business transaction between such parties, including the conduct of due diligence involved in such transaction, provided, however, that such parties are subject to obligations of confidentiality and non-use at least as restrictive as those set forth in Article 12. During the term of this Agreement and for a reasonable time thereafter, both parties may use the other’s name and logo in a press release, marketing material and/or advertisement (“Marketing Material”) disclosing the existence of this Agreement but shall not disclose any of its subject matter, unless the other party first reviews and approves such Marketing Material, which approval shall not be unreasonably withheld or delayed by either party.  Except for the foregoing, neither party will use the other’s name for advertising or external publicity purposes without its consent, except that the parties may include in their promotional materials references to and quotations from publications of Results or Deliverables.

12. CONFIDENTIALITY

12.1 Confidentiality Obligations.  Neither party shall disclose, or permit to be disclosed, any Confidential Information to any third party without the disclosing party's prior written consent or except as expressly authorized hereunder.  Neither party shall use or reproduce the Confidential Information except as necessary to perform its obligations hereunder.  Each party shall take all reasonable precautions necessary to safeguard the confidentiality of the Confidential Information including, at a minimum, those precautions taken by such party to protect its own Confidential Information, which in no event shall be less than a reasonable degree of care.  The receiving party shall restrict the possession, knowledge and use of Confidential Information to its employees, agents and subcontractors who have a need to know for purposes of this Agreement and are bound by confidentiality obligations no less stringent than those contained herein.  The receiving party may disclose Confidential Information as required by law or court order, provided that the receiving party discloses only such information as is required by law and uses reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed. The receiving party promptly shall notify the disclosing party of any facts known to such party regarding any unauthorized disclosure or use of the Confidential Information. All Confidential Information shall remain the exclusive property of the disclosing party. The terms of this Section 12.1 shall survive for a period of five (5) years after any termination of this Agreement, except with respect to any information that constitutes a trade secret, in which case the terms of this Section 12.1 shall survive for so long as such information continues to constitute a trade secret, but in no event for a period of less than five (5) years after any termination of this Agreement.

12.2 Use of Confidential Information. During the term of this Agreement, each party will use the other party’s Confidential Information solely for the purpose of conducting the Services under the applicable Statement of Work or exercising such Party’s rights under this Agreement; provided, however, except as otherwise expressly provided herein and subject to Section 12.1 above and Section 12.3 below, each party shall immediately stop the use of and shall not use the other party’s Confidential Information after the date of the expiration or termination of this Agreement.

12.3 Physical Protection and Return of Confidential Information.  During the term of this Agreement and for a period of five (5) years thereafter, except with respect to any information that constitutes a trade secret, in which case the terms of this Section 12.3 shall survive for so long as such information continues to constitute a trade secret, but in no event for a period of less than five (5) years after the date of any termination or expiration of this Agreement, each party shall exercise reasonable precautions to physically protect the integrity and confidentiality of the other party’s Confidential Information.  Upon the sooner of the expiration or termination of this Agreement or the conclusion of the Services under the applicable Statement of Work, each party shall, in accordance with the other party’s instructions, return to the other party, or destroy at the other party’s option with written certification of such destruction sent to the other party’s mailing address for correspondence, all unused Confidential Information of the other party.

12.4 Injunctive Relief. Each party acknowledges that its breach of this Article 12 may cause irreparable injury to the party disclosing its Confidential Information and that such disclosing party may not be made whole by monetary damages. It is agreed accordingly that each party, in addition to any other remedy to which it is entitled, shall be entitled to seek and obtain injunctive and other equitable relief as a court of competent jurisdiction may order to prevent breaches of, and to compel specific performance of, the obligations of this Article 12. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 12 but shall be in addition to all other remedies available at law or equity.

12.5 Limitations.  Neither party shall have any confidentiality and non-use obligations to the extent any information: (a) is public knowledge at the time of disclosure; (b) was demonstrably known by the receiving party before disclosure by the disclosing party, (c) becomes public knowledge or otherwise known to the receiving party after such disclosure, other than by breach of a confidentiality obligation; or (d) is independently developed by the receiving party by persons without use of or access to such Confidential Information, as demonstrated by contemporaneous written records.

13. TERMINATION

13.1 Termination for Convenience.  Sponsor may terminate this Agreement in its entirety or any Statement of Work at any time upon either (a) thirty (30) days written notice to BBL, if no Statements of Work are operational under the Agreement at the time of termination, or otherwise (b) upon ninety (90) days written notice to BBL, (a) or (b) to be known as (“Cancellation Notice Period”).

Notwithstanding the foregoing, upon any such termination by Sponsor, Sponsor promptly shall pay to BBL all fees and other amounts due and owing under this Agreement and the applicable Statement(s) of Work for Services rendered and expenses incurred as of the effective date of termination.

13.2 Termination for Cause.  In addition to Sponsor’s termination rights otherwise set forth herein, either party shall be entitled to terminate this Agreement and/or any Statement of Work in the event of any material breach by the other party (including but not limited to any failure by Sponsor to make payments when due and any failure on the part of BBL to meet work deadlines as outlined in the applicable Statement of Work) if such breach is not cured within thirty (30) days after receipt of written notice thereof or within ten (10) days after receipt of such notice if such breach relates to the payment of fees or other amounts owed by Sponsor that are not subject to a bona-fide dispute evidenced in writing from Sponsor to BBL.  Upon any such termination, Sponsor promptly shall pay to BBL all fees and other undisputed amounts due and owing under this Agreement and the applicable Statement(s) of Work for Services rendered and expenses incurred as of the effective date of termination.  In the event of termination by Sponsor, Sponsor shall also pay BBL for other costs directly incurred by BBL activities necessary as a result from such early termination, and approved in writing and in advance by Sponsor.

13.3 Survival.  Termination of a Statement of Work shall not result in a termination of the entire Agreement unless so stated in the termination notice.  Notwithstanding anything to the contrary contained herein, the provisions of Articles 1, 5, 6, 7.2, 8, 9, 10 and 12-16 shall survive any termination of this Agreement.

14. ASSIGNMENT - SUBCONTRACTORS

Neither party shall, without the prior written consent of the non-assigning party, which shall not be unreasonably withheld or delayed, assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, except that no such consent is needed for any assignment to an affiliate or any entity that acquires all or substantially all of the assets of that party or to any successor in a merger or acquisition of that party, provided that any such assignment by Sponsor shall in no way expand the scope of Services to be performed or the costs to be incurred by BBL under this Agreement or any applicable Statement of Work.  Notwithstanding the foregoing, BBL shall be entitled to retain from time to time, the services of subcontractors to provide Services under this Agreement, provided, however, that any such subcontractors to be used by BBL to provide services hereunder shall be consented to by Sponsor, which consent shall not be unreasonably withheld or delayed.  Fees for such subcontractors shall be applied to and paid by BBL as part of the fees paid by Sponsor to BBL hereunder.

15. NOTICES

All notices or approvals required or permitted hereunder shall be in writing and shall be deemed to have been given upon: (a) receipt if sent by certified or registered mail, postage prepaid, return receipt requested; (b) delivery if sent by a courier service that confirms delivery in writing; (c) the date sent by facsimile, with a confirmation copy sent via national overnight courier, or (d) email to such email address(es) as may be specified in writing by a Party with an acknowledged receipt email, in each of (a) through (c) addressed to the address set forth on the first page of this Agreement. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

16. MISCELLANEOUS

16.1 Independent Parties; No Authority to Bind.  The relationship of BBL and Sponsor is that of independent contractors.  Neither party nor their employees are agents, partners, employers, employees, joint venturers, have any other kind of relationship with the other party except as specified in Schedule 5.  Neither party shall have any authority to bind the other party to any obligation by contract or otherwise.

16.2 Non-Compete.  During the term of this Agreement and for a period of five (5) years thereafter, BBL shall not directly or indirectly compete with the business of Sponsor or its Affiliates or conduct research on its own behalf or on the behalf of others within the same field as the CBLI Technology.

16.3 Non-Solicitation of Employees.

16.3.1 Sponsor shall not knowingly solicit or hire any current or former employee of BBL if doing so will cause such person to violate the terms of any employment agreement with BBL unless BBL consents to such employment.  Nothing contained herein shall prohibit Sponsor from hiring any person who responds to a job posting advertised in publications of general circulation.  The terms of this Section shall survive for a period of twelve (12) months after any termination or expiration of this Agreement or, with respect to any particular employee, for a period of twelve (12) months after any termination of such employee’s employment with BBL. Notwithstanding anything to the contrary contained herein, Sponsor may offer employment to any Key Person that they have received notice of intent to terminate from BBL or have given voluntary resignation notice to BBL pursuant to Section 7.1.9.

16.3.2 BBL shall not knowingly solicit or hire any current or former employee of Sponsor if doing so will cause such person to violate the terms of any employment agreement with Sponsor unless Sponsor consents to such employment.  Nothing contained herein shall prohibit BBL from hiring any person who responds to a job posting advertised in publications of general circulation.  The terms of this Section shall survive for a period of twelve (12) months after any termination or expiration of this Agreement or, with respect to any particular employee, for a period of twelve (12) months after any termination of such employee’s employment with Sponsor.

16.4 Governing Law.  This Agreement will in all events and for all purposes shall be governed by the laws of the State of New York, irrespective of its choice of law principles that would dictate the application of the law of another jurisdiction.  The parties hereby agree to exclude, waive and opt-out of any application of the United Nations Convention of Contracts for the International Sale of Goods.

16.5 Severability; Enforcement; No Waiver.  If any provision of this Agreement shall be deemed invalid or unenforceable, in whole or in part, in any jurisdiction, it will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision and this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provision to render it valid, enforceable and, insofar as possible, consistent with the original intent of the parties.  The failure of a party to require performance of any obligations of the other party hereunder shall not be deemed a waiver and shall not affect its right to enforce any provision of this Agreement at a subsequent time.

16.6 Construction; Headings.  Titles and headings to sections in this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement.  If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement. The terms “herein,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof.

16.7 Counterparts.  This Agreement, any Research Plan, Statements of Work or Change Order entered into hereunder may be executed in one or more duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement, any Research Plan, any Statement of Work, or of any Change Order electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

16.8 Amendment.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only by a writing signed by both parties to be bound thereby.

16.9 Force Majeure.  Neither party shall be liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay results from any natural disaster, act of war or terrorism, is required in order to comply with any governmental regulation, request or order, or is necessitated by other circumstances beyond the reasonable control of the party so failing or delaying.  Notwithstanding the above, strikes, work stoppage or slowdown, and labor disputes, whether or not such labor event is in the control of the parties, shall not constitute an excusable delay for either party under this Agreement. Each party agrees to notify the other party promptly of any factor, occurrence or event coming to its attention that may affect its ability to meet its obligations under this Agreement.

16.10 Entire Agreement.  This Agreement, together with all Research Plans, Statements of Work and Change Orders entered into hereunder, constitute the entire understanding and agreement of the parties, whether written or oral, and supersedes all prior and contemporaneous agreements or understandings between the parties with respect to the Services and Deliverables to be furnished by BBL hereunder.  In the event of any conflict between the provisions of this Agreement and a Research Plan, Statement of Work or Change Order, the terms and conditions of this Agreement shall prevail, provided that the parties may agree in a Statement of Work to supersede the terms of this Agreement by specifically identifying and approving in the applicable Statement of Work the specific terms to be superseded, in which case such terms shall govern only with respect to that particular Statement of Work.  Any terms set forth on a purchase order or other written documentation provided by Sponsor are hereby rejected and shall not be binding on BBL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CLEVELAND BIOLABS, INC.		BUFFALO BIOLABS, INC.

By:	/s/ Yakov Kogan	By:	/s/ Dmitry Tyomkin

Name: Yakov Kogan, Ph.D., MBA Title: Chief Executive Officer		Name: Dmitry Tyomkin, MBA Title: President & CEO

Master Services Agreement
Cleveland BioLabs, Inc. (CBLI)/ Buffalo BioLabs (BBL)
Research Statement of Work #2

Schedule 1

Research PLAN (Example)

Research Plan No. ◆
[Period covered by Research Plan]

THIS RESEARCH PLAN NO. ◆ (the “Research Plan”) is agreed upon by and between Cleveland BioLabs, Inc. (“Sponsor”) and Buffalo BioLabs, LLC (“BBL”) and upon execution will be incorporated into the Master Service Agreement between Sponsor and BBL dated October __, 2013 (the “Agreement”). Capitalized terms in this Research Plan will have the same meaning as set forth in the Agreement.

This Research Plan provides a brief outline of the main research tasks, deliverables and milestones included within ◆ main Research Programs to be pursued by BBL, based on the direct request and funding support by CBLI.

1.  INTRODUCTION/ BASIC CONCEPTS AND LOGISTICS OF OPERATION

2.  RESEARCH PLAN

3.  MISCELLANEOUS

All terms and conditions of the Master Services Agreement remain the same, except as modified herein.  The work described in this Research Plan is intended solely to serve as guidance for Statements of Work to be executed pursuant to this Research Plan.  This Research Plan is incorporated into and made a part of the Master Services Agreement. This Research Plan may be executed in one or more duplicate counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument.  Any term or provision of this Research Plan may be amended, and the observance of any term of this Agreement may be waived, only by a Change Order signed by both parties to be bound thereby.

Schedule 2 – Statement of Work Example

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CLEVELAND BIOLABS, INC.	BUFFALO BIOLABS, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

BBL

Master Services Agreement
Cleveland BioLabs, Inc. (CBLI)/ Buffalo BioLabs (BBL)
Research Statement of Work #2

Schedule 2

Statement of Work (Example)

[Research][Independent] Statement of Work No. ◆

to

Master Service Agreement

Overview of Statement of Work
Work Related To	◆
Term	◆
Total SOW Value	◆
Payment Schedule	◆
BBL Contact	◆
CBLI Contact	◆

THIS [RESEARCH] STATEMENT OF WORK (the “[Research] SOW”) is by and between Cleveland BioLabs, Inc. (“Sponsor”) and Buffalo BioLabs, LLC (“BBL”) [and is related to Research Plan No. ◆. Upon execution this Research SOW will be incorporated into the Master Service Agreement between Sponsor and BBL dated October __, 2013 (the “Agreement”).  Capitalized terms in this Research SOW will have the same meaning as set forth in the Agreement.

1.  DELIVERABLES

2.  RESEARCH SERVICES

2.1. [Concise paragraph descriptions of services BBL will provide under the Research SOW]
2.2.

3.  PROJECT PROGRESS TRACKING

BBL shall provide bi-weekly progress reports with all completed units of work (study reports, publications, etc.) attached to the reports as exhibits. [revise as needed]

4.  COMPENSATION

[Describe invoicing and payment schedule]

Payment can be made by sending a check or wire transfer to in accordance with the terms set forth in the MSA the account listed below.

Name on Account:  Buffalo BioLabs, LLC

Bank:

Schedule 2 – Statement of Work Example
2

Master Services Agreement
Cleveland BioLabs, Inc. (CBLI)/ Buffalo BioLabs (BBL)
Research Statement of Work #2

Bank Address:

SWIFT:

ABA Routing Number:

Account Number:

Any modifications to the price of any above listed activity shall be agreed upon by the parties in writing.

5.  ARCHIVE

All materials (e.g., protocol, raw data, reports) received by BBL due to performance hereunder will be archived in accordance with Section 6.5 of the Agreement.  All study samples shall be stored in accordance with Sponsor protocol for a period of X years after study completion.

6.  Miscellaneous

All terms and conditions of the Master Services Agreement remain the same, except as modified herein.  The work described in this Statement of Work will be done in strict accordance with any protocol provided by Sponsor for such work or agreed to by Sponsor, if such protocol is developed by BBL.  This Statement of Work is incorporated into and made a part of the Master Services Agreement. This Statement of Work may be executed in one or more duplicate counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument.  Any term or provision of this Statement of Work may be amended, and the observance of any term of this Agreement may be waived, only by a Change Order signed by both parties to be bound thereby.

Schedule 2 – Statement of Work Example
3

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CLEVELAND BIOLABS, INC.	BUFFALO BIOLABS, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

BBL

Schedule 3

Change Order (Example)

Upon execution hereof, this Change Order shall amend and supersede the terms of that certain Statement of Work between BBL and Sponsor dated as of ____________________, 20__ (“Statement of Work”) with respect to the subject matter hereof.

[INSERT REVISED TERMS]

Effect of Change Order.  Except as expressly amended herein, the terms of the Statement of Work shall remain unchanged and in full force and effect.  This Change Order shall be subject to the terms and conditions of that certain Consulting Services Agreement between BBL and Sponsor.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Change Order as of the date signed below by an authorized representative of BBL.

CLEVELAND BIOLABS, INC.	BUFFALO BIOLABS, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Schedule 4

Key Persons

Andrei Osterman

Frederick Bone

Ivan Bespalov

Peter Krasnov

Alexander Shakhov

Catherine Burkhart

Vadim Mett

Anatoli Glieberman

Patricia Baker

Schedule 5

Relationship between Parties

As of the Effective Date, the following employees are co-employed by BBL and Sponsor

Employee	Labor Allocation as of Effective Date
	Buffalo BioLabs	Cleveland BioLabs
Bone, Frederic	90%	10%
Bratanova-Toshkova, Troitza	80%	20%
Burdelya, Lyudmila	20%	0%
Cheney, Alec	80%	20%
Eychner, Deirdre	70%	30%
Gleiberman, Anatoli	85%	15%
Griffin, Pearl	75%	25%
Krasnov, Peter	40%	60%
McCullough, Shayla	80%	20%
Osterman, Andrei	85%	15%
Shakhov, Alexander	70%	30%
Shakhova, Vera	70%	30%

As of the Effective Date, Andrei Gudkov, Ph.D., D.Sci. is the Chief Scientific Officer of Sponsor and the 100% owner and President of BBL.